Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of September 13, 2021, by and among Motive Capital Corp, a Cayman Islands exempted company (“Acquiror”), Forge Global, Inc., a Delaware corporation (the “Company”), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and the Persons set forth on Schedule I hereto (each, a “Beneficial Owner” and, collectively, the “Beneficial Owners”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,230,000 Acquiror Class B Ordinary Shares (the “Sponsor Shares”) and the Beneficial Owners collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Acquiror Class B Ordinary Shares as are indicated opposite their respective names on Schedule I attached hereto (all such Acquiror Class B ordinary shares, together with the Sponsor Shares and any Acquiror Class A ordinary shares or Acquiror Class A ordinary shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) has been or is hereafter acquired by the Sponsor or any Beneficial Owner through the Closing Date (or, if earlier, prior to the termination of this Agreement) are referred to herein as the “Voting Shares”);

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of warrants to purchase 7,386,667 Class A ordinary shares of SPAC (the “Sponsor Warrants”);

WHEREAS, the Sponsor and the Beneficial Owners are party to that certain Letter Agreement with Acquiror, dated as of December 10, 2020 (as in effect as of the date hereof, the “Insider Letter”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, the Company, and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, that, upon the terms and subject to the conditions thereof, (a) prior to the Closing, Acquiror will consummate the Domestication, and (b) on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror on the terms and conditions set forth in the Merger Agreement;

WHEREAS, in order to induce the Company and Acquiror to enter into the Merger Agreement, the Sponsor and the Beneficial Owners are executing and delivering this Agreement to Acquiror and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Agreement to Vote. Each of the Sponsor and the Beneficial Owners, by this Agreement, with respect to he, she or its Voting Shares, hereby agrees to (a) vote at any meeting of the shareholders of Acquiror, and in any action by written consent of the shareholders of Acquiror, all of such Sponsor or Beneficial Owner’s Voting Shares (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Transaction Proposals; and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of Acquiror; (b) appear at any meeting of the shareholders of Acquiror at which Acquiror’s shareholders are voting to approve the Transaction Proposals, and in any action by written consent of the shareholders of Acquiror to approve the Transaction Proposals, for purposes of constituting a quorum; and (c) vote at any meeting of the shareholders of Acquiror occurring prior to the Closing, and in any action by written consent of the shareholders of Acquiror delivered prior to the Closing, against any proposals that would materially impede the consummation of the transactions contemplated by the Merger Agreement.

2.  Redemption and Transfer of Voting Shares. Each of the Sponsor and Beneficial Owners, agrees that he, she, or it shall not, directly or indirectly, prior to the Closing, (a) redeem any of the Voting Shares; (b) except to any Permitted Transferee, Transfer (as defined in the Insider Letter), (c) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement (clauses (a) through (c) collectively, “Convey”), or (d) publicly announce any intention to Convey any Subject Shares; provided, however, that the foregoing shall not prohibit Conveyances between a Beneficial Owner and any controlled Affiliate of such Beneficial Owner, so long as, prior to and as a condition to the effectiveness of any such Conveyance, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex A.

3.  Waiver of Anti-Dilution Provision. The Sponsor and each Beneficial Owner hereby waives and agrees not to exercise, assert or perfect (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated articles of association of Acquiror, dated December 15, 2020 (as it may be amended and/or restated from time to time, the “Articles”), the provisions of Section 17 of the Articles to have Acquiror’s Class B ordinary shares convert into Domesticated Acquiror Common Stock at a ratio of greater than one-for-one, and agrees not to exercise, assert or perfect, any anti-dilution protections with respect to the Acquiror Class B ordinary shares in connection with the rate at which the Acquiror Class B ordinary shares shall convert into shares of Domesticated Acquiror Common Stock or otherwise in connection with the transactions contemplated by the Merger Agreement. The waiver specified in this Section 3 shall be applicable only in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

4.  Amendment of the Lock-up. All of the Sponsor Shares (including the shares of Domesticated Acquiror Common Stock issuable at the Domestication Effective Time in respect of the Sponsor Shares) (the “Lockup Shares”) and all of the Sponsor Warrants (the “Lockup Warrants” and, together with the Lockup Shares, the “Lockup Securities”) shall be subject to the following restrictions:

(i)            the Sponsor shall not Transfer one-third (1/3) of the Sponsor Shares until the earliest to occur of: (A) the date (which shall not be prior to one hundred fifty (150) days after the Closing Date) upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.00 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; (B) the date on which a Change of Control occurs; or (C) the one (1) year anniversary of the Closing Date;

(ii)           the Sponsor shall not Transfer one-third (1/3) of the Lockup Warrants until the earlier to occur of: (A) the date on which a Change of Control (as defined below) occurs; or (B) the six (6) month anniversary of the Closing Date;

(iii)          the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $12.50 for at least 20 Trading Days (as defined below) out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date;

(iv)          the Sponsor shall not Transfer one-third (1/3) of the Lockup Securities until the earliest to occur of: (A) the date upon which the closing share price of the Acquiror Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; provided that if such date is prior to the six (6) month anniversary of the Closing Date, such Transfer shall not be permitted until the six (6) month anniversary of the Closing Date; (B) the date on which a Change of Control occurs; or (C) the three (3) year anniversary of the Closing Date.

For purposes of this Agreement, “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Acquiror or the Company), has direct or indirect beneficial ownership of Equity Securities (or rights convertible or exchangeable into Equity Securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Acquiror or the Company; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting Equity Securities of the Acquiror or the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting Equity Securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of the Acquiror and its Subsidiaries, taken as a whole, to any Person other than Acquiror or any of its Affiliates.

For purposes of this Agreement, “Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

(b)            Notwithstanding the provisions set forth in Section 5(a), the Sponsor may Convey the Lockup Securities to (i) the Acquiror’s officers or directors, (ii) any Affiliates or family members of the Acquiror’s officers or directors, or (iii) any direct or indirect managers, officers, partners, members or equity holders of Sponsor, any Affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective Affiliates; (iv) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) by virtue of the Sponsor’s organizational documents upon dissolution of the Sponsor; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Acquiror or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Closing Date; provided, that in connection with any Conveyance of such Lockup Securities to a Permitted Transferee, the restrictions and obligations contained in Section 5(a) will continue to apply to such Lockup Securities after any Conveyance of such Lockup Securities and such Permitted Transferee shall execute and deliver to Acquiror and the Company a joinder to this Agreement in a form substantially similar to Annex A attached hereto agreeing to be bound by the restrictions and obligations under Section 5(a). Each of the permitted transferees described in subclauses (i) through (vii) of the preceding sentence is referred to herein as a “Permitted Transferee”.”

5.  Representations and Warranties. Each of the Sponsor and Beneficial Owners, severally and not jointly, represents and warrants to the Company as follows:

(a)            The execution, delivery and performance by such Sponsor or Beneficial Owner of this Agreement and the consummation by such Sponsor or Beneficial Owner of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Sponsor or Beneficial Owner (as applicable), (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Voting Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor or Beneficial Owner’s (as applicable) Governing Documents.

(b)            Such Sponsor or Beneficial Owner owns of record and has good, valid and marketable title to the Voting Shares set forth opposite such Sponsor or Beneficial Owner’s name on Schedule I free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Governing Documents of such Sponsor or Beneficial Owner (as applicable)) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Voting Shares, and such Sponsor or Beneficial Owner does not own, directly or indirectly, any other Voting Shares.

(c)            Such Sponsor or Beneficial Owner has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Sponsor or Beneficial Owner.

6.  Termination. This Agreement and the obligations of each of the Sponsor and Beneficial Owners under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time, provided that, Section 3 and Section 4 shall survive the Effective Time in accordance with their terms; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual written agreement of the Company and the Sponsor. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement, provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

7.  Miscellaneous.

(a)            Except as otherwise provided herein, in the Merger Agreement or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail or (c) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to the Sponsor, the Beneficial Owners or Acquiror, to:

Motive Capital Funds Sponsor, LLC

7 World Trade Center

250 Greenwich St., FL 47

New York, NY 10006

Attention:      Blythe Masters

Email:             info@motivecapitalcorp.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave, New York, NY 10166

New York, New York 10166

Attention:      Shukie Grossman

Evan D’Amico

Email:              sgrossman@gibsondunn.com

edamico@gibsondunn.com

If to the Company, to:

Forge Global, Inc.
415 Mission Street, Suite 5500
San Francisco, CA, 94105

Attention:           Norbert Ngethe, General Counsel

Email:                  norbert@forgeglobal.com

with a copy to each of (which will not constitute notice):

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:           Dan Espinoza

Email:                  despinoza@goodwinlaw.com

If to any Beneficial Owner, to the address or e-mail address set forth for Sponsor on the signature page hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)            This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)            This Agreement may be executed and delivered (including by electronic or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)            Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)            This Agreement shall not be effective or binding upon any of the Sponsor or Beneficial Owners until such time as the Merger Agreement is executed.

(k)            EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(K).

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IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

Acquiror:

MOTIVE CAPITAL CORP

By:	/s/ Blythe Masters
Name: Blythe Masters
Title: Chief Executive Officer

Sponsor:

MOTIVE CAPITAL FUNDS SPONSOR, LLC

By:	/s/ Paul Luc Robert Heyvaert
Name: Paul Luc Robert Heyvaert
Title: Manager

Beneficial Owners:

/s/ Jill Considine
Jill Considine

/s/ Stephen C. Daffron
Stephen C. Daffron

/s/ Dina Dublon
Dina Dublon

/s/ Paula Madoff
Paula Madoff

IN WITNESS WHEREOF, the Beneficial Owners, Acquiror, Sponsor and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

COMPANY:

Forge Global, Inc.

By:	/s/ Kelly Rodriques
Name: Kelly Rodriques
Title: Chief Executive Officer

Schedule I

Sponsor & Beneficial Owners

Holder	Acquiror Class B Common Stock	Acquiror Private Placement Warrant
Motive Capital Funds Sponsor, LLC	10,230,000	7,386,667

Jill Considine	30,000	N/A
Stephen C. Daffron	30,000	N/A
Dina Dublon	30,000	N/A
Paula Madoff	30,000	N/A

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of September 13, 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Motive Capital Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company, Forge Global, Inc., a Delaware corporation, and the Beneficial Owners set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Beneficial Owner” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Supporting Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2021

By:
Name:
Title:

Address for Notices:

with copies to:

[Annex A to Sponsor Support Agreement]